Exhibit 10.1

CFM56-7B, ESN 888394

AIRCRAFT ENGINE PURCHASE AGREEMENT

BETWEEN

Vallair Solutions SARL (“Buyer”)

EBBC bloc B, 6 Route de Tréves

L-2633 Senningerberg

Grand Duchy of Luxembourg

AND

Contrail Aviation Support, LLC (“Seller”)

435 Investment Court

Verona, Wisconsin 53593

USA

AIRCRAFT ENGINE PURCHASE AGREEMENT

THIS AIRCRAFT ENGINE PURCHASE AGREEMENT dated December 13, 2018 (the “Agreement”) is between Vallair Solutions SARL, a company incorporated in Luxembourg with its offices at EBBC bloc B, 6 Route de Tréves, L-2633 Senningerberg, Grand Duchy of Luxembourg ("Buyer"), and Contrail Aviation Support, LLC, a limited liability company with its offices at 435 Investment Court, Verona, Wisconsin, 53593, USA (“Seller”).

WHEREAS Seller desires to sell and Buyer desires to purchase one (1) CFMI CFM56-7B22 aircraft engine bearing manufacturer’s serial number 888394;

THEREFOR, in consideration of their mutual promises and undertakings set forth below, and intending to be legally bound hereby, Seller and Buyer agree as follows:

1.     Sale of Engine. Subject to all of the provisions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the engine described as follows:

one (1) used CFMI CFM56-7B22 aircraft engine bearing the manufacturer's serial number 888394 in full QEC configuration (Buyer and Seller agree that prior to the Closing Date, Buyer and Seller shall mutually agree on a definitive list of QEC that comprises an engine in “full QEC configuration” and the transfer of title of the Engine shall be subject to the parties mutually agreeing on such list with both parties acting reasonably and in accordance with industry standards) and all manuals, technical records and logbooks associated with the Engine in Seller’s possession (herein collectively referred to as “Engine”).

2. Purchase Price. The purchase price of the Engine shall be *____________ US Dollars (US$*_________) (“Purchase Price”). Buyer shall pay the balance of the Purchase Price to the Escrow Agent (as defined herein) upon execution of this Agreement, however the funds will not be released to Seller until (a) Buyer technically accepts the Engine and (b) Buyer gives written notice to the Escrow Agent to release such funds to Seller. Seller shall confirm receipt of such funds prior to Seller releasing the Engine for shipment as further detailed herein.

CFM56-7B, ESN 888394	Page 1

* The confidential portion has been omitted pursuant to a request for confidential treatment filed by Air T, Inc. with the Securities Exchange Commission and filed separately with the Commission.

3. Deposit. Buyer has deposited with Insured Aircraft Title Services (IATS) (“Escrow Agent”) *_____________________ US Dollars ($*_______) (“Deposit”). The Deposit shall be applied against the Purchase Price at closing and shall be refundable to Buyer if (a) a total loss of , or Material Damage (defined infra.) to, the Engine occurs prior to delivery, (b) Seller is in material breach of this Agreement, (c) Seller fails to close on the purchase of the Engine from the current owner, (d) failure of the transaction to close prior to the Final Delivery Date, save where such failure is caused by Buyer’s material breach of the Purchase Agreement or (e) as otherwise set forth herein. The Deposit is otherwise non-refundable.

The Escrow Agent fees shall be paid by Buyer.

4.     Taxes. All taxes arising from the transaction described in this Agreement shall be for the account of Buyer, excluding (i) any tax that was incurred prior to delivery or (ii) any tax that (a) is based on or measured by the gross or net income, gross receipts, capital, net worth, accumulated earnings or conduct of business of Seller (including a tax on tax preference items and including any penalties, interest and additions to tax relating thereto) or (b) would not have been imposed but for the sole reason of the organization of Seller in the jurisdiction imposing such tax or any activities of Seller, including the maintenance of any office or other place of business, unrelated to the transaction contemplated in this Agreement. Seller shall cooperate with Buyer such that the structure of timing of the transfer and delivery of the Engine can be arranged to avoid all sales, use, VAT or other similar taxes.

5.  Wire Instructions. All Payments due to Seller shall be made via a wire transfer to:

Account Name:	Contrail Aviation Support, LLC
435 Investment Court
Verona, WI 53593
Account No.:	*_________

ABA#:	*_________
SWIFT Code:	*________
Bank:	Old National Bank
1 Main Street
Evansville, IN 47708

Any electronic funds transfer (“EFT”), wire transfer or other transaction fees incurred in connection with the payment or transmittal of funds by Buyer to Seller are solely for the account of Buyer and shall not be deducted from amounts payable to Seller hereunder.

CFM56-7B, ESN 888394	Page 2

* The confidential portion has been omitted pursuant to a request for confidential treatment filed by Air T, Inc. with the Securities Exchange Commission and filed separately with the Commission.

6. Inspection Period. Buyer shall have seven (7) days from the date Seller makes the Engine and respective technical documents available to Buyer to conduct an inspection of the Engine in its sole discretion and expense (“Inspection Period”) (Buyer shall be given at least two (2) business days advance notice of the commencement of the Inspection Period). Buyer’s inspection may, at Buyer’s discretion, include an MPA run, test cell run, full video workscope per the AMM (conducted by Seller and witnessed by Buyer at Seller’s cost or conducted by Buyer at Buyer’s cost) and a review of the full back to birth trace of the Engine records. For avoidance of doubt, if Buyer elects to perform a test cell run, all costs associated with the test cell run including but not limited to the facility costs, logistics, insurance and certification shall be at Buyer’s expense. Buyer hereby indemnifies Seller for the reasonable cost of repairs of any damage arising from Buyer’s activities, and shall reimburse Seller for any attorney fees incurred in enforcing such indemnification. The inspection period shall be scheduled to coincide with Seller’s inspection under its agreement to purchase the Engine from the current owner.

On or before 5:00 PM (CST) on the last day of the Inspection Period, Buyer shall notify Seller in writing as to whether, in Buyer’s sole discretion, it initially accepts or rejects the Engines. If Buyer notifies Seller that it technically accepts the Engine, such condition precedent shall be deemed satisfied. If Buyer notifies the Seller that it rejects the Engines, or fails to contact Seller on or before the expiration of the Inspection Period, the Deposit shall be forthwith (within five business days) returned to the Buyer and this Agreement shall become null and void, with neither party having any further obligations or liability to the other with regard to this transaction.

7.     Conditions Precedent. The following shall be conditions precedent to Buyer’s obligation to purchase the Engine:

(a)

Buyer shall have completed its inspection of the Engine in its sole discretion as detailed in Section 6 of this Agreement and provided to Seller the Technical Acceptance Certificate set forth in Exhibit “A”;

(b)	The Engine shall be free and clear of all liens and encumbrances whatsoever and Seller shall provide Buyer a Priority Search Certificate from the International Registry confirm the same;

(c)	The Engine shall be in a location that does not cause Buyer any taxes or duties on the purchase or shipment of the Engine;

CFM56-7B, ESN 888394	Page 3

(d)	At delivery, the Engine shall be in substantially the same configuration as when Buyer technically accepted the Engine;

(e)

Seller shall provide Buyer written confirmation from the Delivery Location (as defined herein) that no outstanding invoices or charges are pending on the Engine that would delay the release of the Engine from the Delivery Location to Buyer;

(f)	Seller shall have provided Buyer all commercial trace for the Engine including, but not limited, to bills of sale back to the manufacturer;

(g)

Seller shall provide to Buyer a non-incident/non-accident statement stating that the Engine has not been involved in an incident or accident in a form reasonably acceptable to Buyer from the last operator;

(h)

The Engine shall have not suffered a total loss, a constructive total loss or material damage following the time of inspection. For purposes of this Agreement, material damage means damage for which the cost of repair exceeds Fifty Thousand Dollars ($50,000.00) (“Material Damage”). If the Engine suffers damage less than the Material Damage threshold, Buyer shall not have the right to automatically reject the Engine but Seller shall have the obligation to repair the damage to Buyer’s satisfaction acting reasonably prior to delivery.

(i)	Buyer shall have timely delivered ESN 802115 on or before the Delivery Date specified in the parties’ agreement concerning the sale of such engine.

In the event that the conditions precedent set forth above are not satisfied to Buyer’s reasonable satisfaction then Buyer shall have the right to terminate this Agreement and all obligations and rights of the Seller and Buyer with respect to this Agreement and Engine shall terminate thereupon except that the Deposit shall be returned to the Buyer by the Escrow Agent and the parties shall promptly undertake necessary actions to accomplish the same.

CFM56-7B, ESN 888394	Page 4

8.      Delivery of the Engine. Seller shall deliver the Engine to international waters on transit to New Delhi, India (“Delivery Location”). The Seller shall pay all costs for the shipment of the Engine from its current location to New Delhi, India but Seller agrees that Buyer can arrange and coordinate the shipping subject to Buyer providing Seller notice of the price for such shipment, and subject to Seller’s approval of such price, which shall not be unreasonably withheld or delayed. The Seller shall release the Engine for shipment upon receipt of the Technical Acceptance Certificate and within one (1) business day of receipt of the Purchase Price in Seller’s account. Delivery of the Engine covered by this Agreement shall include delivery of all operating, repair and maintenance records pertaining to the Engine in Seller’s possession. Risk of loss and damage to the Engine shall pass from Seller to Buyer at the time Seller releases the Engine for shipment to Buyer at the Delivery Location. The Engine will be delivered in Seller’s engine stand and ESN 802114 will in installed in such stand for delivery to Seller.

9.     Transfer of Title. Closing on the Engine shall occur on or about December 19, 2018 (the date on which closing actually occurs herein referred to as the “Closing Date”) but no later than December 21, 2018 (“Final Delivery Date”) it being understood that, subject to the terms of this Agreement, Seller has the obligation to deliver the Engine by such date. Upon arrival of the Engine at the Delivery Location, title to the Engine shall be conveyed from Seller to Buyer through Seller’s execution and delivery of a Bill of Sale in the form attached hereto as Exhibit “B” and Buyer will confirm delivery of the Engine by Buyer’s execution and delivery of the Delivery Acceptance Certificate set forth in Exhibit “C”. Seller shall ensure that, at the time of delivery, the Engines are preserved in accordance with AMM standards (365 days).

10.     Delivery Condition and Warranties.

Except as specifically provided herein, the Engine will be delivered in “AS-IS, WHERE-IS” condition.

At delivery the Engine will have an EASA/FAA CRS including engine stand, full QEC, EGT margin warranty, cycles remaining with 365 days preservation (engine delivery specification to be added with the list of documents required).

CFM56-7B, ESN 888394	Page 5

At Delivery, the Engine shall have tested within all manufacturer limits for serviceability and have demonstrated to show EGT margin of 60 C at “7B22” thrust rating (“Minimum EGT Target”), provided, however, that:

a.	If the Engine’s EGT margin is greater than the Minimum EGT Target, no compensation shall be provided to Seller;

b.

If the Engine’s EGT margin is less than the Minimum EGT Target, the Seller shall compensate the Buyer through a reduction in the Purchaser Price of *_______________ US Dollars ($*_____) for each degree that EGT is less than the Minimum EGT Target with a maximum reduction of *________________ US Dollars ($*______).

Out of Service Date: November 14, 2018

Max ETSN as of Out of Service Date: 49,362

Max ECSN as of Out of Service Date: 25,655

In the event that the “Max ECSN as of the Out of Service Date” for the Engine is not exceed by more than 500 flight cycles, no adjustment to the Purchase Price will be made. In the event that the “Max ECSN as of the Out of Service Date” for the Engine as stated above is exceeded by more than 500 flight cycles, Seller shall credit the Buyer at the time of delivery an amount equal to *_____________ US Dollars ($*___) multiplied by the number of cycles beyond 500 flight cycles.

Seller warrants to Buyer that Seller has, and will convey to Buyer, good and marketable title to the Engine, free and clear of any liens, claims, or encumbrances whatsoever. Seller hereby assigns, to the extent assignable, any warranties it holds with regards to the Engine, to the Buyer simultaneously with transfer of title. Seller shall fully indemnify Buyer for any claims as to title following the delivery of the Engine to Buyer, and this obligation shall survive the delivery of the Engine.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE SELECTION, CAPACITY, AGE, AIRWORTHINESS, DESCRIPTION, CONFORMITY TO THE DESCRIPTION IN THIS AGREEMENT, QUALITY, OR CONDITION OF THE ENGINE (INCLUDING THE RESPECTIVE RECORDS AND DOCUMENTS), THEIR MERCHANTABILITY, SUITABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, THE OPERATION OR PERFORMANCE OF THE ENGINE, OR THE MAINTENANCE THEREOF OR PATENT INFRINGEMENT OR THE LIKE.

CFM56-7B, ESN 888394	Page 6

* The confidential portion has been omitted pursuant to a request for confidential treatment filed by Air T, Inc. with the Securities Exchange Commission and filed separately with the Commission.

SELLER OR BUYER SHALL IN NO EVENT BE LIABLE TO BUYER OR SELLER (AS THE CASE MAY BE) FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, SUCH AS LOST REVENUES, LOTS PROFITS, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, CAUSED, DIRECTLY OR INDIRECTLY, BY THE ENGINE OR ANY INADEQUACY THEREOF OR FOR ANY PURPOSE, OR ANY DEFICIENCY OR DEFECT THEREIN OR FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

11. Indemnification. Buyer agrees to defend Seller its subsidiaries and affiliates, and their respective officers, directors, shareholders and employees (collectively, the "Seller Indemnitees"), against all claims and suits arising after the Closing Date of the Engine out of the use, possession, exportation, operation, condition, storage, maintenance, or repair of the Engine by Buyer or by others following delivery of the Engine to Buyer regardless of whether caused by negligent acts or omissions of any of the Seller Indemnitees. Further, Buyer agrees to indemnify the Seller Indemnitees against all liability, direct damages, costs, and expenses incurred by any of the Seller Indemnitees in connection with such claims and suits. Seller shall give prompt notice to Buyer of any claim or suit as to which Buyer has a defense and indemnification obligation hereunder, and shall furnish reasonable cooperation to Buyer in connection therewith at the expense of Buyer. The obligations of Buyer under this section shall survive the completion of the transactions described in this Agreement. Notwithstanding the foregoing, Buyer shall not be obligated to indemnify any Seller Indemnitee against liability, damages, costs, or expenses to the extent caused solely by the gross negligence or willful misconduct of any Seller Indemnitee or to the extent that such liability arises out of any act, omission or circumstance which occurred prior to delivery of the Engine to Buyer. Notwithstanding the foregoing, the indemnification obligations hereunder shall not apply to any act or omission of Seller as a manufacturer, repairer, or technical servicer of aviation products.

Seller agrees to defend Buyer its subsidiaries and affiliates, and their respective officers, directors, shareholders and employees (collectively, the "Buyer Indemnitees"), against all claims and suits arising prior to the Closing Date of the Engine out of the use, possession, exportation, operation, condition, storage, maintenance, claims to title, or repair of the Engine by Seller or by others prior to delivery of the Engine to Buyer regardless of whether caused by negligent acts or omissions of any of the Buyer Indemnitees. Further, Seller agrees to indemnify the Buyer Indemnitees against all liability, direct damages, costs, and expenses incurred by any of the Buyer Indemnitees in connection with such claims and suits. Buyer shall give prompt notice to Seller of any claim or suit as to which Seller has a defense and indemnification obligation hereunder, and shall furnish reasonable cooperation to Seller in connection therewith at the expense of Seller. The obligations of Seller under this section shall survive the completion of the transactions described in this Agreement. Notwithstanding the foregoing, Seller shall not be obligated to indemnify any Buyer Indemnitee against liability, damages, costs, or expenses to the extent caused solely by the gross negligence or willful misconduct of any Buyer Indemnitee or to the extent that such liability arises out of any act, omission or circumstance which occurs after delivery of the Engine to Buyer. Notwithstanding the foregoing, the indemnification obligations hereunder shall not apply to any act or omission of Buyer as a manufacturer, repairer, or technical servicer of aviation products.

CFM56-7B, ESN 888394	Page 7

12.     Insurance. Buyer shall insure (or cause any operator of the Engine to insure) the indemnity obligation contained in Section 10 above for a the earlier of a period of two (2) years from the Closing Date with a company reasonably acceptable to Seller.

Buyer further agrees that it will furnish Seller, prior to delivery of the Engine, certificates of insurance written in English evidencing the full limits of Six Hundred Million U.S. Dollars (US$600,000,000.00) Aircraft Liability (including products) if the Engine remains in service and Ten Million (US $10,000,000) Aviation Products Liability if the Engine is removed from service.

In addition, Buyer or the subsequent owner or operator shall provide for an endorsement of such insurance policies to provide:

a)

that Seller Indemnitees and such additional parties as Seller shall require shall be named as additional insureds thereunder but only to the extent of the Buyer’s contractual undertaking to the Seller Indemnitees;

b)	two-way cross liability and severability of interest clauses;

c)

that Seller shall be given thirty (30) days’ notice (but seven (7) days or such lessor period as may be customarily available in respect of war and allied perils) prior to any termination of the insurance;

d)

that the Additional Insured shall have no obligation for premium and insurers shall waive their right of subrogation against Seller and the Seller Indemnitees but only to the extent of the Buyer’s contractual undertaking to the Seller Indemnitees;

CFM56-7B, ESN 888394	Page 8

e)	that the geographical coverage set out in the insurance shall include, at a minimum, all territories over which the Engine is operate.

f)	The insurance provided hereunder shall be primary and without rights of contribution from any other insurance available to the Additional Insured.

13.     Excusable Delay. Any delay by either party in the performance of its obligations hereunder shall be excused to the extent caused by factors beyond the reasonable control of, and without the fault due to negligence of, such party. The party whose performance is affected shall make all reasonable efforts to minimize the delay provided, however, that in the event that either party is unable to perform its obligation hereunder, due to such excusable delay for longer than ten (10) business days, either party shall have the right to terminate this Agreement by notice in writing to the party failing to meet its contractual obligation herein.

14.     Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be given to the parties at their respective addresses shown below, or to such other address as either party may subsequently notify the other:

if to Buyer:

Vallair Solutions S.a.r.l.

Attn: Robert Mititelu

Head of Trading and Leasing

International Airport of Luxembourg

EBBC bloc B, 6 Route de Tréves

L-2633 Senningerberg

Grand Duchy of Luxembourg

Robert@vallair.aero

if to Seller:

Contrail Aviation Support, LLC

Attn: Joseph G. Kuhn

435 Investment Court

Verona, WI 53593

joe@contrail.com

CFM56-7B, ESN 888394	Page 9

15.     Further Assurances. Each party agrees to take such further actions as may be reasonably requested by the other party in order to carry out the intent of the parties as expressed herein.

16.     Entire Agreement; Amendments; Assignment. This Agreement and the attachments contain the entire Agreement of the parties with regard to the transaction described herein and supersede any previous negotiations, understandings, or agreements pertaining to that transaction. This Agreement may not be amended except by a subsequent writing signed by authorized representatives of both parties. This Agreement may not be assigned by either party without the advance written consent of the other party.

17.     Governing Law. This Agreement in all respects shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflict of Law principles that would result in the application of any Law other than the Law of the State of New York.

18.     Consent to Jurisdiction. Pursuant to Section 5-1402 of the New York General Obligations Law, each Party (a) agrees that the United States District Court for the Southern District of New York and the Supreme Court for the State of New York sitting in the County of New York, New York (and the related appellate courts) (the “New York Courts”) shall have exclusive jurisdiction to settle any disputes arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated thereby and submits itself and its property to the exclusive jurisdiction of the New York Courts with respect to such disputes, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the New York Courts.

19.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AS AGAINST THE OTHER PARTIES HEREBY ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION ARISING UNDER THIS AGREEMENT.

20.     Know Your Customer. Buyer and Seller shall (i) ensure that no person who owns a controlling interest in or otherwise controls Buyer or Seller (as the case may be) is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not violate any of the foreign asset control regulations of OFAC or any enabling statue or Executive Order relating thereto, and (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended. As required by federal law, Seller or Buyer may need to obtain, verify and record certain customer identification information and documentation in connection herewith.

[signature page to follow]

CFM56-7B, ESN 888394	Page 10

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by the duly authorised representatives of the Parties on the day and year first above written.

VALLAIR SOLUTIONS SARL

By: /s/ Gregoire Lebigot

Name: Gregoire Lebigot

Title: President

Date: December 13, 2018

CONTRAIL AVIATION SUPPORT, LLC

By: /s/ Joseph G. Kuhn

Name: Joseph G. Kuhn

Title: CEO

Date: December 13, 2018

CFM56-7B, ESN 888394	Page 11

ENGINE TECHNICAL ACCEPTANCE RECEIPT

THE UNDERSIGNED hereby acknowledges that on the 23 day of December, 2018 Contrail Aviation Support, LLC (“Seller”), did deliver for inspection to VALLAIR SOLUTIONS SARL (“Buyer”):

one (1) used CFMI CFM56-7B22 aircraft engine bearing the manufacturer's serial number 888394 in full QEC configuration, without manuals, technical records and logbooks associated with the Engine.

in accordance with the aircraft engine purchase agreement between Seller and Buyer dated as of December 13, 2018 (the "Purchase Agreement", save that the manual, technical records and logbooks have not been delivered).

The undersigned hereby further acknowledges that it did conduct an inspection of the aforementioned Engine as contemplated in the Purchase Agreement, and does hereby acknowledge that such Engine is technically acceptable to it and is in the condition contemplated for delivery to it under the Purchase Agreement, save that the manual, technical records and logbooks have not been delivered to Buyer.

It is expressly noted by all Parties that all manuals, technical records and logbooks associated with the Engine remain in Seller’s possession and shall be delivered to Buyer’s registered officers within 30 (thirty) days from the day of this receipt.

EXECUTED THIS 23 DAY OF December, 2018.

VALLAIR SOLUTIONS SARL By: /s/ Gregoire Lebigot Name: Gregoire Lebigot Title: President

CFM56-7B, ESN 888394	Page 12

AIRCRAFT ENGINE BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

THAT Contrail Aviation Support, LLC, a limited liability company with its offices at 435 Investment Court, Verona, Wisconsin, 53593, USA ("Seller"), in consideration of the sum of Ten Dollars and other valuable consideration in hand paid by Vallair Solutions SARL, a company incorporated in Luxembourg with its offices at EBBC bloc B, 6 Route de Tréves, L-2633 Senningerberg, Grand Duchy of Luxembourg ("Buyer"), the receipt and sufficiency of which is hereby acknowledged by Seller, has granted, exchanged, sold, conveyed, transferred and delivered, and does by these presents hereby grant, exchange, sell, convey, transfer, deliver and set over unto Buyer, the following described property, with all rights and privileges of ownership thereto:

one (1) used CFMI CFM56-7B22 aircraft engine bearing the manufacturer's serial number 888394 in full QEC configuration and all manuals, technical records and logbooks associated with the Engine in Seller’s possession (herein collectively referred to as “Engine”).

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever. The undersigned covenants and agrees with Buyer to warrant and defend the title to the Engine hereby sold to Buyer, its successors and assigns, against the lawful claims of all persons whomsoever, and further warrants that the Engine is free from any and all liens, claims, or encumbrances whatsoever.

IN WITNESS WHEREOF, this Bill of Sale has been executed on behalf of Seller by its authorized representative this 30 day of December, 2018.

CONTRAIL AVIATION SUPPORT, LLC

By:	/s/ Joseph G. Kuhn
Name:	Joseph G. Kuhn
Title: CEO

CFM56-7B, ESN 888394	Page 13

DELIVERY RECEIPT

This is the receipt for the delivery of the following engine:

one (1) used CFMI CFM56-7B22 aircraft engine bearing the manufacturer's serial number 888394 in full QEC configuration and all manuals, technical records and logbooks associated with the Engine in Seller’s possession (herein collectively referred to as “Engine”).

The undersigned authorized agent of Buyer, having had an opportunity to inspect the following either personally or through a third party of its choice, hereby acknowledges the satisfactory receipt of, and accepts delivery of, the Engine, excluding all manuals, technical records and logbooks in Seller’s possession associated with the Engine which shall be delivered within 30 (thirty) days following delivery of the technical acceptance certificate.

Buyer has caused this Delivery Receipt to be executed in its name as of the date first written above.

VALLAIR SOLUTIONS SARL

as Buyer

By:	/s/ Gregoire Lebigot

Name:	Gregoire Lebigot

Title:	CEO

Date:	30 December 2018

Location:	Over International Waters

CFM56-7B, ESN 888394	Page 14

Execution

AMENDMENT #01 TO AIRCRAFT ENGINE PURCHASE AGREEMENT

THIS AMENDMENT #01 TO THE AIRCRAFT ENGINE PURCHASE AGREEMENT (this "Amendment") is made as of December 26th, 2018, by and between Vallair Solutions SARL, a company incorporated in Luxembourg with its offices at EBBC bloc B, 6 Route de Tréves, L-2633 Senningerberg, Grand Duchy of Luxembourg ("Buyer"), and Contrail Aviation Support, LLC, a limited liability company with its offices at 435 Investment Court, Verona, Wisconsin, 53593, USA (“Seller”).

.

R E C I T A L S

A.     SELLER and BUYER previously entered into that certain Aircraft Engine Purchase Agreement dated as of December 13, 2018 (the "Purchase Agreement"), pursuant to which SELLER is selling to BUYER that certain used one (1) CFMI CFM56-7B22 aircraft engine bearing manufacturer’s serial number 888394 (“Engine”).

B.     SELLER and BUYER now desire to amend the Purchase Agreement, as reflected in and subject to the provisions of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), SELLER and BUYER hereby agree as follows:

A G R E E M E N T

1.     Defined Terms. Capitalized terms used herein but not defined herein have the meanings given to them in the Purchase Agreement.

2.    Conditions Precedent.   Section 7(i) shall be deleted in its entirety.

3.     Transfer of Title. The definition of Closing Date shall be amended from December 19, 2018 to December 28, 2018 and the definition of Final Delivery Date shall be amended from December 21, 2018 to December 31, 2018.

4.    Miscellaneous.

A.     No Other Changes. This Amendment constitutes the entire agreement between the parties in relation to the subject matter hereof, and supersedes all previous proposals, agreements and other written and oral communications in relation thereto. Except as expressly modified by this Amendment, each provision of the Purchase Agreement remains unchanged and is in full force and effect, and the parties hereby ratify the same.

1

Execution

B.     Governing Law and Jurisdiction. Section 17 & 18 of the Purchase Agreement shall apply to this Amendment.

C.     Counterparts. This Amendment may be executed in any number of identical counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.

D.     Delivery by Fax or Email. Delivery of an executed counterpart of this Amendment by fax or email will be deemed as effective as delivery of an originally executed counterpart. Any party delivering an executed counterpart of this Amendment will also deliver an originally executed counterpart, but the failure of any party to deliver an originally executed counterpart of this Amendment will not affect the validity or effectiveness of this Amendment.

[Remainder of page intentionally left blank – Signature Page follows]

2

IN WITNESS WHEREOF, SELLER and BUYER have caused this Amendment to be duly executed by their respective officers on the day and year first written above.

VALLAIR SOLUTIONS SARL

By:       /s/ Gregoire Lebigot

Name:  Mr. Grégoire Lebigot

Title:     CEO

Date:     26 December 2018

CONTRAIL AVIATION SUPPORT, LLC

By:      /s/ Kevin Milligan

Name: Kevin Milligan

Title:   Director

SIGNATURE PAGE